Exhibit 99.9

1855 Lockeway Drive, Suite 501• Alpharetta, GA 30004 • 678-393-2651 • Fax 678-393-2657

September 16, 2010

Dear valued partner,

I am writing to share some important news with you regarding Cellu Tissue Holdings, Inc. As you may already know, today we announced that we have signed a definitive merger agreement with Clearwater Paper Corporation, pursuant to which Clearwater Paper Corporation would acquire 100% of the outstanding common stock of Cellu Tissue Holdings, Inc. in an all-cash transaction. Cellu Tissue Holdings, Inc. and Clearwater Paper Corporation are working together to close the transaction quickly and expect it to close, subject to customary closing conditions, in the last calendar quarter of 2010.

Clearwater Paper Corporation, which is headquartered in Spokane Washington, operates multiple tissue converting facilities, tissue mills and pulp and paperboard operations throughout the country and has 218,000 tons of tissue capacity. Clearwater Paper Corporation is also a premier supplier of private label tissue to major retail grocery chains and other retail channels.

This transaction presents a unique opportunity to establish a national manufacturing presence as a papermaker and converter in communities we already call home. Together, Cellu Tissue Holdings, Inc. and Clearwater Paper Corporation will better serve our customers needs with a high breadth of converted tissue products ranging from ultra-premium to economy products in a full range of pack sizes. After the closing, collectively, Cellu Tissue Holdings, Inc. and Clearwater Paper Corporation will be a leading private label manufacturer that will continue to invest in world-class papermaking and converting technology.

Clearwater Paper Corporation is presently focused on expanding its tissue business, which it initiated through its announced construction of a new tissue machine and converting lines in Shelby, North Carolina. Clearwater Paper Corporation’s acquisition of Cellu Tissue Holdings, Inc. will continue to drive that strategy forward with immediate resources to provide more comprehensive service to our potential and existing customers.

Thank you for your continued support as we become part of the Clearwater Paper Corporation family. The resulting world-class tissue company will offer more opportunities for growth and success by helping our customers excel in their respective tissue businesses.

Please contact Terry Borden if you have questions.

Sincerely,

Terry Borden

Director of Purchasing

Cellu Tissue Holdings, Inc.

Additional Information and Where to Find it

In connection with the proposed merger of Cellu Tissue Holdings, Inc. (the “Merger”) with and into Sand Dollar Acquisition Corporation, a wholly owed subsidiary of Clearwater Paper Corporation, and required shareholder approval, Cellu Tissue Holdings, Inc. will file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CELLU TISSUE HOLDINGS, INC. AND THE MERGER. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by Cellu Tissue Holdings, Inc. with the SEC may be obtained free of charge by contacting Cellu Tissue Holdings, Inc. at Cellu Tissue Holdings, Inc., Attn: Investor Relations, 1855 Lockeway Dr. Ste 501, Alpharetta, GA 30004. Our filings with the SEC are also available on our website at www.cellutissue.com.

Participants in the Solicitation

Cellu Tissue Holdings, Inc. and its officers and directors may be deemed to be participants in the solicitation of proxies from Cellu Tissue Holdings, Inc.’s shareholders with respect to the Merger. Information about Cellu Tissue Holdings, Inc.’s officers and directors and their ownership of Cellu Tissue Holdings, Inc.’s common shares is set forth in the proxy statement for Cellu Tissue Holdings, Inc.’s 2010 Annual Meeting of Shareholders, which was filed with the SEC on June 25, 2010. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Cellu Tissue Holdings, Inc. and its respective officers and directors in the Merger by reading the preliminary and definitive proxy statements regarding the Merger, which will be filed with the SEC.